Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTRADA THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Entrada Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on September 22, 2016. The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 2, 2021 (the “Charter”). Pursuant to Section 242 of the DGCL, this Certificate of Amendment (this “Amendment”) amends certain provisions of the Charter.

2.            This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.            The Charter is hereby amended by amending and restating Article VII thereof to read in its entirety as follows:

“ARTICLE VII

LIMITATION OF LIABILITY

1.            Liability of Directors. To the fullest extent permitted by law, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.            Liability of Officers. To the fullest extent permitted by law, no Officer (as defined below) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an Officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of an Officer, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3.            Amendment or Modification. Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or an Officer, as applicable, at the time of such amendment, repeal or modification.”

4.            All other provisions of the Charter shall remain in full force and effect.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 13th day of June, 2024.

ENTRADA THERAPEUTICS, INC.

By:	/s/ Nathan J. Dowden
Name: Nathan J. Dowden
Title: President